UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number: 000-26907

[X] Form 10-KSB   [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-QSB  [ ] Form N-SAR

                  For Period Ended:  December 31, 2004
                  [ ] Transition Report on Form 10-KSB
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-QSB
                  [ ] Transition Report on Form N-SAR
                  For the Transition Period Ended: __________________


  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


                         PART I - REGISTRANT INFORMATION


Cheetah Oil & Gas Ltd.
________________________________________________________________________________
Full Name of Registrant


Bio-American Capital Corporation
________________________________________________________________________________
Former Name if Applicable


Second Floor, 498 Ellis Street
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)


Penticton, British Columbia, Canada  V2A 4M2
________________________________________________________________________________
City, State and Zip Code


                        PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

                           (Check box if appropriate)

[X] The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                              PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-KSB, 20-F, 11-K, 10-QSB, N-SAR, N-CSR or the transition report portion thereof, could not be filed within the prescribed time period:

         Additional time was required for the preparation and filing of the Company's audited financial statements for the fiscal period ending December 31, 2004 and the Form 10-KSB. The Company's Form 10-KSB is expected to be completed and filed on or before April 15, 2005.


                           PART IV - OTHER INFORMATION

1. Name and telephone number of person to contact in regard to this notification:

         Ted Kozub                 (250)                 497-6072
         ----------------------    ------------------    -----------------
         (Name)                    (Area Code)           (Telephone Number)

2. Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
         filed? If answer is no, identify report(s).   [X] Yes   [ ] No

3. Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?  [ ] Yes   [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                            CHEETAH OIL & GAS LTD.
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   March 30, 2005                    By:  /s/Ted Kozub
        ----------------                       ------------------------------
                                               Ted Kozub, C.F.O. and Director

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

 -------------------------------------------------------------------------------
                                    ATTENTION
        Intentional misstatements or omissions of fact constitute Federal
                    Criminal Violations (See 18 U.S.C. 1001).

 -------------------------------------------------------------------------------